Exhibit 10.1

May 20, 2024

Dear Jay Nutt:

We are pleased to extend you an offer of employment with Cactus Companies, LLC. We believe the company can provide an outstanding opportunity for you, and we are confident in your ability to make a significant contribution to the team.

Your position will be Executive Vice President, Chief Financial Officer and Treasurer; this position is based in Houston, reporting to Scott Bender. Your tentative start date will be Monday, June 3, 2024. You will be paid an annual base salary of $450,000 USD. As this position is considered “exempt” for federal wage-hour purposes, you will not be eligible for overtime pay for hours worked in excess of 40 in a given workweek.

As a full-time employee with Cactus Companies, you are eligible for the following:

•Comprehensive benefits package including medical, dental, and vision effective the 1st of the month, following 30 days of employment. Disability, voluntary ancillary benefits, and 401(k) retirement programs are also offered.
•Participation in our Management Incentive Plan (MIP). This plan provides an annual bonus payment based on achieving the financial and operational goals of the Company and weighs your personal contributions to the Company as well. Payment of this plan is based on the objectives set by the Company and approval from the Board. Your initial target participation level in the Incentive Program would be 80%, with inclusion in the Tier 1 participant pool, which currently incorporates the highest stretch bonus component in the plan (up to 40% of the regular bonus payout or 112% of base).
•With Board approval, you will be eligible to participate in our annual long-term incentive program, which is intended to include one times your base pay in RSU’s and one times your base pay in PSU’s. These awards are generally granted in the first quarter of each year at the discretion of the Compensation Committee. The RSU’s generally vest ratably over three years (1/3 each year). The PSU’s vest subject to return on capital employed metrics measured over a three-year timeframe and can vest at up to two times the base target based on performance achieved. Subject to Board approval, you will be awarded RSU’s and PSUs with a grant date value equal to your base salary within 60 days of beginning your employment. It is anticipated your initial RSU grant will vest ratably over three years (1/3 each year) and your initial PSU grant will have a measurement period from 1/1/2024 to 12/31/2026. Copies of the 2024 forms of agreement for both the RSU’s and PSU’s you are available upon request.
•Cell phone allowance, per company policy.
•20 Paid Time Off (PTO) days per calendar year, which includes vacation and sick time, pro-rated based on date of hire.
•2 Floating Holidays per calendar year. If hired after September 30 of the current year, you will not receive the floating holidays until January of the following year.
Your employment with the company is contingent upon the successful completion of a background investigation and a drug and alcohol screen. Depending on position, you may also be subject to Motor Vehicle Report screening, and physical work or mobility testing. Additionally, this offer is contingent upon satisfactory review of any covenants related to non-compete agreements that may be currently in force with your current or previous employers. Once satisfactory results are received, we will contact you to confirm your start date.

Employment with Cactus Companies, LLC is considered “at will”, meaning that either you or the company may terminate the relationship at any time for any reason, with or without cause or notice. Nothing in this letter is intended or should be construed as a contract, express or implied. This letter supersedes any prior representation

Exhibit 10.1
or agreement, whether written or oral. This employment letter may not be modified or amended except by a written agreement.

We hope you will find working with Cactus Companies, LLC to be a rewarding experience. Sincerely,

/s/ Scott Bender
Scott Bender
Cactus Companies, LLC

[Please accept this offer by 5/31/2024. This offer is void if your response is not received within fourteen (14) days. Should you have any questions, please do not hesitate to contact Dawn Smith at dawn.smith@cactuswellhead.com.]

/s/ Jay A. Nutt	05-22-2024
Jay Nutt	Date